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              COMPUTATION OF NET EARNINGS PER SHARE
              (Dollars in thousands, except per share amounts)



                                                 Year Ended December 31
                                           --------------------------------
                                                1996      1995        1994
                                           --------------------------------
PRIMARY
  Earnings:
  Earnings from continuing operations      $  35,101 $  24,547  $   15,004
  Provision for loss from discontinued
   operation, net of tax                           -         -        (839)
                                           --------------------------------
  Net Earnings                             $  35,101 $  24,547  $   14,165
                                           --------------------------------
                                           --------------------------------

  Shares of common stock and common
   stock equivalents:
  Weighted average shares outstanding         27,268    26,897      25,036
  Dilutive effect of stock options
   and warrants outstanding (1)                1,095     1,337       2,299
                                           --------------------------------
                    Total                     28,363    28,234      27,335
                                           --------------------------------
                                           --------------------------------

  Earnings per share:
  Earnings from continuing operations      $    1.24  $   0.87  $     0.55
  Provision for loss from discontinued
   operation, net of tax                           -         -       (0.03)
                                           --------------------------------
  Net Earnings                             $    1.24  $   0.87  $     0.52
                                           --------------------------------
                                           --------------------------------

FULLY DILUTED
  Earnings:
  Earnings from continuing operations      $  35,101  $ 24,547  $   15,004
  Provision for loss from discontinued
   operation, net of tax                           -         -        (839)
                                           --------------------------------
  Net Earnings                             $  35,101  $ 24,547  $   14,165
                                           --------------------------------
                                           --------------------------------

  Shares of common stock and common
   stock equivalents:
  Weighted average shares outstanding         27,268    26,897       25,036
  Dilutive effect of stock options and
   warrants outstanding (2)                    1,153     1,419        2,487
                                           --------------------------------
                    Total                     28,421    28,316       27,523
                                           --------------------------------
                                           --------------------------------

  Earnings per share:
  Earnings from continuing operations      $    1.24  $   0.87  $      0.55
  Provision for loss from discontinued
   operation, net of tax                           -         -        (0.03)
                                           --------------------------------
  Net Earnings                             $    1.24  $   0.87  $      0.52
                                           --------------------------------
                                           --------------------------------

     All share and per share amounts have been adjusted for two-for-one stock splits in 1995 and 1994.

(1) Outstanding stock options and warrants based on the treasury stock method using the average market price for the year.

(2) Outstanding stock options and warrants based on the treasury stock method using the greater of the average market price or the ending market price for the year.